Exhibit 10.1

2010 Executive Bonus Plan

NeurogesX Executive Bonus Plan – 2010

ELIGIBILITY

All Full-Time Regular and Part-Time Regular (minimum 30 hours per week during the Bonus Plan period) Executives hired prior to October 1, 2010 except for those Executives eligible under a separate incentive based compensation plan, such as the Incentive Compensation Plan. Executives hired between January 1, 2010 and September 30, 2010 will be eligible for a pro-rated bonus based on the percentage of the year worked. Individuals must be a current active employee at the time of payout in order to be eligible for any payment. Any accrued bonus amounts at December 31, 2010 forfeited by individuals due to termination prior to payout will be re-allocated to remaining participants on a pro rata basis.

BONUS POOL

The total amount to be paid to all employees NeurogesX Executive Bonus Plan 2010 will be determined at the sole discretion of the Board of Directors (the “Board”) at the first meeting of the Board in 2011, as recommended by the Compensation Committee.

COMPONENTS

The Executive Bonus will be based entirely (100%) on Corporate Performance and Individual Performance.

1. Corporate Performance: Payment of any bonus will be dependent on the accomplishment of the major corporate Milestones as determined by the Board. Milestones shall be weighted as determined by the Board.

NOTE: Failure to accomplish each of the Milestones could result in no bonus payment under this plan for 2010 or may result in a reduced bonus allocation. It will be at the sole discretion of the Board to determine whether any or all of the bonus is to be paid.

TIMING OF PAYOUT

The Bonus plan will be paid as soon as practical in the following year after the Board has determined the bonus pool. Individuals must be a current active employee at the time of payout in order to be eligible for any bonus payment. Individuals not employed by NeurogesX at the time of the bonus payout will not be eligible or entitled to any in full or pro rata bonus payment. Any accrued bonus amounts at December 31, 2010 forfeited by individuals due to termination prior to payout will be re-allocated to remaining participants on a pro rata basis.

MAXIMUM PAYOUT

The maximum payout will be established each year for that plan year. For 2010 the maximum bonus payout (100% of both the Corporate and Individual Performance components) will be as follows:

LEVEL	BONUS
CEO	50% of Salary
EVP	35% of Salary
Sr. VP (reporting directly to the CEO)	30% of Salary
Sr. VP (not reporting directly to the CEO)	25% of Salary
VP (not reporting directly to the CEO)	20% of Salary